UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CNB CORPORATION
(Name of Registrant as Specified in Its Charter)

Willis J. Duncan, W. Jennings Duncan ________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Willis J. Duncan	W. Jennings Duncan
1207 Fifth Avenue	515 Tenth Avenue
Conway, South Carolina 29526	Conway, South Carolina 29526
dunc06@sccoast.net
(843) 248-4119

March 31, 2006

Re: Group of Five’s letter of March 20, 2006

Dear Shareholders:

We are writing to ask for your continued support in the knowledge that we are ultimately asking for your continued trust. We are asking you to support the traditions and community values we and the Bank represent. We are also asking you to join together with us in support of these traditions to continue building a successful future.

Trust is all about people. As bankers with combined experience of over eighty years, we have learned and experienced that banking is a business of trust and relationships. Having had the privilege of serving in our capacities as Chairman and President of CNB Corporation and The Conway National Bank for many years, we have always endeavored to act in the best interests of the shareholders, employees, and customers and to honor your values and the values of the communities served by the Bank.

It has been an honor to work with the outstanding employees of the Bank. The heart of the Bank’s Mission Statement and our management philosophy has always been the strong belief and commitment that if we take good care of the employees, they, in turn, will take good care of the customers and the communities they serve. The natural result is a good return to the shareholders. Although sounding very simple, it is all rooted in a foundation of trust and relationships. These strong, trusting relationships have been vital in building the heritage, image, and name that is The Conway National Bank. These trusting relationships are also the Bank’s traditional values and the basis for its past and future success.

Tradition is about people building trust over time. Tradition is about people you can count on. As the owners of CNB Corporation and The Conway National Bank, you have the authority, responsibility, and right to elect the Board members who will govern your Company and Bank. For over two decades we have had the privilege to be your representatives in managing the Company and Bank in your best interests. We have endeavored to be steadfast in our adherence to the core values of good neighbors: honesty, cheerful service, and faithful loyalty. In short, we tried always to be worthy of your trust. We have done this to the best of our abilities. We stand on the performance, progress, results, and growth attained by the Bank during our service to you. We value our long relationships with you.

The current controversy is not something we desired or entered into lightly. We are sorry that you have to be burdened with this situation. We determined, however, that to have remained silent as to the Group of Five’s secret scheme would betray the tradition of trust you placed in us and our responsibilities to you as Directors and fellow shareholders.

By now, you probably have received the March 20, 2006 letter from Messers. Cutts, Dusenbury, Hucks, Lovelace, and Smith (“the Group of Five”) regarding their actions on June 14, 2005. We believe their letter omits considerable information that you as a shareholder need in order to evaluate their letter. We also believe this information is important to you in deciding at the annual meeting of shareholders: “Who do you trust to manage the Company and Bank in your best interests?” To that end, we have attached additional information in response to the letter of the Group of Five. Please read this. We believe you will see the actions of the Group of Five as inconsistent with the trust and community values that have made your Bank great.

We are asking you to join together with us to continue building a successful future—a future based on the Bank’s and our communities’ traditions of trust and success. In the next several weeks, you will receive a Proxy Statement and a Proxy Card from us. You also will receive a Proxy Statement and Proxy Card from the Company. We would appreciate your support. We ask that you not return any Proxy Cards you receive from the Company. After reading the Proxy Statement that we will send you, we will ask that you sign and return to us the Proxy Card that you will receive with our Proxy Statement.

Many of you know us personally and know that we always have sought to do what we believed to be best for the shareholders, employees, customers, and communities served by the Bank. Together with your support we can continue to serve in the tradition of trust your Bank has valued and prospered with for decades. If you have questions or do not know us, please contact someone who does or call Jennings at (843) 248-4119.

We stand on our records, reputations, and relationships of trust, as we ask for your continued support.

Sincerely Yours,

Willis J. Duncan                            W. Jennings Duncan

CERTAIN INFORMATION CONCERNING PARTICIPANTS

These materials are being sent by Willis J. Duncan and W. Jennings Duncan, who intend to participate in the solicitation of proxies for the election of directors at the Company’s next annual shareholders meeting. They intend to file with the SEC a proxy statement and other relevant documents in support. INVESTORS ARE URGED TO READ THE PROXY STATEMENT IF AND WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A description of Willis Duncan’s and Jennings Duncan’s interests in the Company and this solicitation is provided in a Schedule 13D which they filed with the Securities and Exchange Commission on September 6, 2005 and amended on March 21, 2006, which is incorporated herein by reference. You can obtain a copy of the 13D and the proxy statement if and when one is filed by the participants free of charge at the SEC’s website at www.sec.gov. As director nominees, Edward T. Kelaher and George F. “Buddy” Sasser are deemed to be participants in the solicitation. Mr. Kelaher is an attorney in the firm of Kelaher, Connell & Conner, PC and is the minister at All Saints Parish, Waccamaw, Episcopal Church in Pawleys Island, SC. He owns 165 shares of the Company’s common stock. Mr. Sasser, prior to retiring in 1999, among other things coached football at Conway High School, Appalachian State University, Wofford College and East Tennessee State; was athletic director at Conway High School, Wofford College, East Tennessee State and Coastal Carolina University; and was Commissioner of the Big South (NCAA) Conference. He holds 619 shares of common stock of the Company, and his wife holds 665 shares.

2

March 31, 2006

Re: Response to March 20, 2006 Letter of the Group of Five

We believe the election at the next annual shareholders meeting of CNB Corporation (the “Company”) scheduled for May 9, 2006, is about simple issues:

Trust: People You Can Count On

Tradition: Living Your Values in Serving Our Communities

Together: Building on the Bank's Past Record of Success to Create
a Prosperous Future Together

On March 20, 2006, Directors Cutts, Dusenbury, Lovelace, Hucks, and Smith (“the Group of Five”) sent a letter to shareholders regarding their actions on June 14, 2005. The Group of Five’s letter attacks us and our prior service as your Directors, Chairman, President, and CEO. We believe the Group of Five’s letter is misleading and omits considerable information that is important to you in making your voting decisions at the annual meeting and omits information necessary for you to evaluate the Group of Five’s letter and their actions on June 14, 2005.

Summary

As directors, we are obligated to act in the best interests of the shareholders. Throughout our years of service as directors and officers of the Company and Bank, we have exercised our best business judgment to do this. The Group of Five would have you believe this controversy is about us getting our jobs back and our control of the Company and its wholly owned subsidiary, The Conway National Bank (“Bank”). This is not about our jobs, and we did not control the Board of Directors. We were two of ten members of the Board. The Full Board of the Company and Bank sets policy; oversees management; approves board size, nominations to the board, committees, appointments to committees, compensation policy, and the appointment of officers and their compensation. To read the Group of Five’s letter, one would think that none of them had been Board members before June 14, 2005 or participated in any of these decisions before June 14, 2005.

This controversy centers on the obligations that we and other directors owe to you, the shareholders. We believe the actions taken on June 14, 2005 were specifically designed by the Group of Five to grab power, take control of the Board of Directors, and attempt to insulate these actions from challenge by either the other members of the Board or you, the shareholders.

In January of 2005, Cutts, Lovelace, and Smith were unable to convince a majority of the Board of Directors that the Board should conduct its review of corporate governance their way. The loss of Director John K. Massey, who died on March 18, 2005, reduced the Board from ten to nine directors. This reduction in the size of the Board provided an opportunity for Cutts, Lovelace, and Smith to create a secret plan intended to place them in voting control of the Board of Directors. To effectuate this secret plan, Cutts, Lovelace, and Smith needed two additional directors’ votes to have a five-vote majority on the Board of Directors. As part of their planning, Cutts, Lovelace, and Smith discussed providing promotions, raises, and long-term employment agreements with “golden parachutes”(1) for Hucks and Dusenbury. After convincing Hucks and Dusenbury to join them, on June 14, 2005 they implemented their secret plan and took control of the Board of Directors and gave Hucks and Dusenbury substantial raises and five-year employment contracts providing financial protections to Hucks and Dusenbury if they were later terminated.

The materials that follow provide information about this plan and respond to various allegations made in the Group of Five’s letter of March 20, 2006.

Corporate Governance

We fully support best practices in corporate governance. Throughout late 2004 and early 2005, corporate governance was a topic of much discussion with differing views expressed in committees, the Full Board, and various meetings and memoranda by your Directors. In January 2005, as a result of these discussions and after considering a proposal by Mr. Smith for a governance committee made up of independent directors, the Full Board discussed a recommendation by the Executive Committee and approved an “ad hoc advisory committee, consisting of Harold Cushman, Buck Cutts, Jennings Duncan and Howard Smith to review corporate governance issues, i.e., board committee structure, board composition, board compensation, board policies, corporate charter and by-laws, etc.” (Minutes of the Meeting of the Board of Directors of The Conway National Bank January 11, 2005). This Committee elected Mr. Smith, one of the Group of Five, as Chairman.

This Committee process established by the Full Board was to provide the information necessary for the Full Board to exercise its business judgment in adopting recommendations for any new policies and procedures to be followed in governing the Company and Bank. Rather than pursue this process established by the Full Board, Directors Cutts, Lovelace, and Smith opted to pursue the route of secret negotiations and preparations for their actions of June 14, 2005. We believe this was wrong.

Executive Committee: Compensation and Nomination Approval Process

The Executive Committee acted as the Nominating and Compensation Committees of the Company and Bank. The Group of Five suggests that as two of three members of the Executive Committee, we controlled compensation and nominations. This suggestion is false. As set forth in last year’s Proxy Statement, the Executive Committee’s function in relation to compensation and nominations was only to report and make recommendations to the Full Board: “The Executive Committee recommends to the Board of Directors the appointment of officers; determines officer compensation subject to Board approval;” and functioned “[i]n recommending director candidates.”

Each year the Full Board determined compensation and nominations after reviewing and discussing the non-binding recommendations made by the Executive Committee. The Full Board had, and exercised, final authority as to

______________
(1)     A “golden parachute” contract is “an employment agreement that guarantees a key executive lucrative severance benefits if control of the company changes hands followed by management shifts.” American Heritage(R)Dictionary of the English Language (4th ed. 2000).

compensation and nomination matters. The Group of Five's letter does not tell you:

•	the Full Board approved the Bank's Compensation Policy in December 2004 following a presentation by Robert P. Hucks to the Full Board;
•	the Full Board approved all officer salary recommendations in January 2005, including our salaries and the salaries of Hucks, Dusenbury, and all other Bank Officers;
•	the Full Board voted and approved the number of directors who would constitute the Board of Directors in January 2005;
•	the Full Board voted and approved all nominees for the Board of Directors positions in January 2005;
•	the Full Board voted and approved all Board Committees and the appointments to all Board Committees in February 2005, including the appointments of Mr. Cushman and us to the Executive Committee; and
•	the Full Board voted and approved all officer appointments in February 2005

The minutes of the Full Board, which were approved without objection by the Full Board, record the above actions.

•	The Group of Five had the opportunity each year to vote against the officer salary recommendations, and did not do so.
•	The Group of Five had the opportunity each year to vote to enlarge the Board and create positions for more independent directors, and did not do so.
•	The Group of Five had the opportunity each year to nominate and vote for the nominations of directors other than those recommended by the other members of the Full Board, and did not do so.
•	The Group of Five had the opportunity each year to vote against the Committees and Committee appointments, and did not do so.
•	The Group of Five had the opportunity each year to vote against officer appointments and did not do so.

Despite the disparaging comments about us by the Group of Five, the truth is we were only two of ten directors when the above decisions were made. These decisions were placed before and voted on by the Full Board of ten directors whom you elected. We alone never possessed the voting power to out-vote the Group of Five or control the votes of the other members of the Board of Directors you elected.

The Group of Five suggests in their letter that it was improper for the Executive Committee not to keep and circulate minutes. This suggestion is simply false. Because the Executive Committee only made recommendations to the Full Board and took no actions of its own, no minutes are required.(2)

________________
(2)    S. C. Codess.33-16-101 provides minutes are to be kept as a record of all actions taken by a committee only if it is acting in place of the board. Although the Executive Committee was empowered to act in lieu of the Board, it never exercised that power and therefore there were no actions to be recorded in minutes.

Sarbanes-Oxley

The Group of Five’s letter suggests that prior to June 14, 2005, the Company was not in compliance with the Sarbanes-Oxley Act of 2002. This suggestion is simply false. The Sarbanes-Oxley Act and its related rules and regulations impose no obligation on the Company or the Bank for the committees handling nominations, governance, or compensation issues to be made up solely of independent directors. The Act does require a corporation’s audit committee to be made up of independent outside directors; the Audit Committee of the Company and the Bank fully complied with that requirement.

In discussing their concerns over Sarbanes-Oxley, the Group of Five does not tell you that the Lovelace letter of July 15, 2004, quoted regarding Sarbanes-Oxley compliance, was written before the completion of the Bank’s Sarbanes-Oxley review process. The Group of Five also did not mention or quote a subsequent letter Director Lovelace wrote to the Board of Directors on October 12, 2004 in which Director Lovelace states: “our management and Board have acted ahead of or anticipated ahead of the curve, and, consequently, when we look at the performance of our Bank over the past 15 years, it is clear to everyone that when I discuss ‘business risks’, I do so, tongue in cheek, because our management has managed the operations of Conway National Bank, with such excellence that we, Directors continue in our roles under Sarbanes-Oxley better insulated from risk than any corporate Board known to me.”

Secret Planning and Conflicts of Interest

The loss of Director John K. Massey, who died on March 18, 2005, reduced the Board from ten to nine directors. This reduction in the size of the Board provided an opportunity for Cutts, Lovelace, and Smith to achieve voting control of the Board of Directors if they could persuade Hucks and Dusenbury to join them as the fourth and fifth votes needed for a five-vote majority on the nine-member Board. We do not know all the details of the various secret meetings between Dusenbury, Cutts, Hucks, Lovelace, and Smith because they were secret. From the information gathered to date, we know that Cutts, Lovelace, and Smith did not approach Hucks and Dusenbury to join their planning until after the death of Director Massey on March 18, 2005.

Between March 31, 2005 and April 6, 2005, Cutts, Lovelace, and Smith met at least twice and among other things discussed:

•	the idea of dissolving the Executive Committee;
•	the need for Hucks and Dusenbury to meet with them;
•	the idea of giving Hucks and Dusenbury contracts;
•	making sure the insurance policy for Directors could not be terminated if a suit was filed;
•	creating a Governance Committee and Compensation Committee; o possibly electing Harold Cushman Chairman of the Board;
•	possibly electing Jennings Duncan Vice-Chairman;
•	electing Hucks President of the Bank;
•	electing Dusenbury Executive Vice-President; and
•	giving long-term employment contracts to Hucks and Dusenbury with “Golden Parachutes.”

April 8, 2005: The Company filed and mailed the Proxy Statement for the annual meeting of shareholders in 2005, which included the re-election of Hucks, Cutts, and Smith to the Board. You, the shareholders, were told nothing of any of the secret planning.

While the 2005 Proxy was outstanding and you were in the process of deciding how to vote, the following took place: On April 10, 2005, discussions occurred between Hucks and Dusenbury with Cutts, Lovelace, and Smith. Thereafter, on April 13, 2005, Lovelace prepared a draft letter addressed to Jennings Duncan. This draft, which was never sent, contained a private typed note at the bottom thanking Howard (Smith) and Buck (Cutts) for their time yesterday and stating: “I think it was very productive meeting, particularly in terms of what appears to our success in bringing Paul and Phil.” (The reference to Paul and Phil would be a reference to Dusenbury and Hucks.)

May 6, 2005: Drafts of the long-term employment agreements with promotions, raises, and “Golden Parachutes” for Hucks and Dusenbury were prepared.

May 10, 2005: Without your being informed of any of the foregoing plans and actions, your Company held its 2005 annual shareholder meeting: Cutts, Hucks and Smith, were re-elected as directors to three-year terms. Director Cushman was also re-elected at this meeting.

May 10, 2005: A Charlotte lawyer attended the May 10, 2005 meeting and identified himself to Jennings Duncan and employees as “representing potential investors” but did not identify himself as a lawyer. Jennings Duncan asked Lovelace if it was appropriate for a non-shareholder to be in attendance. Lovelace advised Jennings to let the individual stay because there was “nothing but good news anyway.” During that May 10, 2005 discussion, Lovelace did not identify the individual as a lawyer or that he had been hired by Cutts and Smith or that Cutts, Lovelace, and Smith had been discussing their plans with him.

May 11, 2005: Jennings Duncan was told by employees that the Charlotte visitor who had been at the shareholders’ meeting had been driven to the meeting by Lovelace’s secretary. Jennings Duncan went to Lovelace’s office and had a discussion with him in the parking lot of Lovelace’s office concerning that fact. Lovelace told Jennings that the visitor was a lawyer who had been hired by Cutts and Smith to assist them with Audit Committee matters. Again, Lovelace, Cutts, and Smith did not disclose the real role of the lawyer — to advise them in their scheme to “forcibly oust” the Chairman of the Board and the President and CEO of the Bank. You, the shareholders, were kept in the dark while you voted to place Hucks, Cutts, and Smith on the Board again, and the Company recommended their re-election to you in the Proxy Statement.

With their re-election complete and the specifics of the employment agreements having been defined in May, the Group of Five continued their secret planning.

May 15, 2005 and May 22, 2005: The Group of Five met again to discuss their secret plan and how to proceed. The Group of Five also discussed amendments to the corporate Bylaws and Articles of Incorporation.

May 24, 2005: Lovelace sent Smith and Cutts a letter sending questions for the Charlotte lawyer they had hired. These questions included, among others:

•	Whether Board meetings of both the Company and the Bank were necessary to institute the changes they sought;
•	Whether the Directors and Officers insurance policy should be reviewed;
•	Whether Hucks and Dusenbury could vote on the approval of their own employment contracts;
•	Whether a simple majority could terminate Willis and Jennings Duncan as Chairman and President; and
•	Whether “disinterested directors” could sell or merge the Bank without a supermajority vote being required.

May 31, 2005: The lawyer responded to Lovelace’s questions:

•	Recommending a joint meeting of both Boards of the Company and the Bank;
•	Confirming the need to verify Directors and Officers policy coverage for the Company and Bank;
•	Confirming Hucks’ and Dusenbury’s voting for their own employment agreements would be a conflict of interest transaction and recommending employment agreements be approved by the Board subject to approval of Compensation Committee;
•	Stating a majority of disinterested shareholders could adopt and recommend a plan of merger but the plan must then be approved by 80% of voting power of outstanding shares.

Approximately a week prior to June 14, 2005, Hucks and Dusenbury each approached Jennings Duncan requesting that on June 14, 2005 — the day scheduled for the Bank Board to meet — that he also schedule a meeting of the Company Board for the purpose of reviewing and approving certain expenses in relation to the Company’s purchase of real estate in the Carolina Forest area. (Note: Management had been authorized to negotiate the purchase price of this property at the May 10, 2005 Company Board meeting.) Although Mr. Duncan did not believe such a meeting was required, he acquiesced in Hucks’ and Dusenbury’s request and notice was given that the Company’s Board also would meet on June 14, 2005.Neither Hucks, Dusenbury, nor any other member of the Group of Five advised Mr. Duncan or any other Board member of the actions the Group of Five were planning to take at this meeting.

June 9, 2005: The Charlotte lawyer sent a proposed agenda for the June 14 meetings and a related script of motions and resolutions for the Board meetings to Lovelace, including May 6, 2005 drafts of employment agreements.

June 9, 2005: Lovelace prepared a memorandum to Hucks, Dusenbury, Smith, and Cutts:

•	Recommending that Jennings Duncan be named Vice-Chairman;
•	Suggesting the Audit Committee be granted the power to hire counsel;

•	Expressing concern about the impact of these moves on Willis Duncan’s health and asking whether they should meet with both Willis and Jennings or leave it to Jennings to handle his father;
•	Suggesting a change in director compensation to $25,000 per year (the then-current compensation was $750 per Board meeting and $250 per Committee meeting, which was set by the Board in February 2005 on the recommendation of the ad hoc Committee regarding corporate governance); and
•	Suggesting the Group of Five declare the June 14 meeting a joint meeting of both the Bank and Company Boards.

June 10, 2005: Lovelace prepared a supplemental memorandum to Hucks, Dusenbury, Smith, and Cutts noting that they will need to appoint a temporary Chairman when Willis Duncan is removed; asking whether a special motion is necessary for removal of Jennings Duncan from authority and committees. This memorandum included a handwritten note that referenced electing Cutts as Interim Chairman and Director Cushman remaining Vice-Chairman.

June 12, 2005: Cutts, Dusenbury, Hucks, Smith, and Lovelace met with the lawyer from Charlotte with whom they were consulting. (We currently do not know additional information concerning this meeting.)

June 13, 2005: Dusenbury, Cutts, Lovelace and Smith met to discuss the June 14 meeting. (We currently do not know additional information concerning this meeting.)

Prior to June 14, 2005, on a date currently unknown: A draft resignation demand letter addressed to Jennings Duncan, dated June 14, 2005, was prepared, with signature lines only for Cutts, Smith, and Lovelace.

Prior to June 14, 2005, on a date currently unknown: A draft resignation letter, dated June 13, 2005, was prepared by or for the Group of Five for Willis J. Duncan to sign, attributing his resignation to health reasons.

Prior to June 14, 2005, on a date currently unknown: A draft of a resignation letter, dated June 14, 2005, was prepared by or for the Group of Five for Jennings Duncan to sign, attributing his resignation to his need to direct attention toward Christ’s ministry and Church.

Prior to June 14, 2005, on a date currently unknown: A draft Press Release electing Jennings Duncan either Chairman or Vice-Chairman, Willis Duncan as Chairman Emeritus, and announcing Hucks as President and Dusenbury as Executive Vice-President, CFO, Treasurer of Company and Bank was prepared.

June 14, 2005: In accordance with the Group of Five’s pre-arranged script for the Board meeting, Hucks demanded the Corporate Secretary, Virginia Hucks (no relation), leave so that she would not be present for the Board meeting. (The prearranged script of the Group of Five provided for the Corporate Secretary to be absent and for Lovelace to be appointed Secretary at the meeting. This assured the Group of Five’s control over the minutes recording the actions at the meeting. This action by Hucks and the Group of Five was in violation of Article VI, Section 8 of the Bylaws of the Company, which provides the Secretary, an officer elected by the Full Board, “shall (a) attend all meetings of . . . the Board of Directors” and “keep the minutes of the meetings.”) Subsequently, there was considerable disagreement over the accuracy of the proposed draft of these minutes raised by Directors James W. Barnette, Jr.; Harold G. Cushman, Jr.; and us; the disagreement included how the votes on June 14 were reported in these minutes and the motion of Directors Barnette and Cushman to attach and record their objections to these minutes, which the Group of Five denied.

June 14, 2005: Just prior to the Board meeting, Jennings Duncan met with Cutts, at Cutts’ request. Lovelace joined that meeting and presented a letter dated June 14, 2005, addressed to Jennings Duncan, and signed by Dusenbury, Cutts, Hucks, Lovelace, and Smith seeking our resignations. This June 14, 2005 letter stated:

•	at the June 14 Board meeting we would be “removed as Chairman,” and “removed as President of the Bank;” and
•	they “wanted to give you and Willis the opportunity to resign, as opposed to being forcibly ousted by the Board.”

June 14, 2005, just prior to the Board Meeting: We refused to resign from our positions.

June 14, 2005 Board Meeting: As set forth in the prearranged script for the meeting, which identified each of the planned actions by each of the individuals, the Group of Five took over the Board meeting. Lovelace declared the meeting a joint meeting of the Boards of the Company and the Bank, and Lovelace was elected to act as Secretary of the meeting on a 5-4 vote, with the Group of Five in favor and Directors Barnette, Cushman, and us against. The Group of Five then proceeded through their script of the meeting that, among other things, proposed and passed the following motions to:

•	remove Willis J. Duncan as the Chairman of the Board of the Company and of the Bank; remove Willis J. Duncan as Director of the Bank; remove Willis J. Duncan from all Board Committees of the Company and Bank; appoint Cutts as the interim Chairman of the Board of Directors of the Company and of the Bank; (5-4 vote, with the Group of Five in favor and Directors Barnette, Cushman, and us against);

•	remove Jennings Duncan as the President of the Company and of the Bank; remove Jennings Duncan as a Director of the Bank; remove Jennings Duncan from all Board Committees of the Company and Bank; promote and appoint Hucks as the President of the Company and of the Bank; approve a 5-year employment agreement for Hucks, with a substantially increased salary and potential bonus for Hucks, and protections in the event of substantial alteration of his position or duties; (5-4 vote, with Group of Five in favor and Directors Barnette, Cushman, and us against — Hucks and Dusenbury voted on their own compensation and contracts);

•	promote and appoint Paul R. Dusenbury as the Executive Vice-President and Chief Financial Officer of the Company and of the Bank; approve a 5-year employment agreement for Dusenbury with a substantially increased salary and potential bonus, and protections in the event of substantial alteration of his position or duties; (6-3 vote, with Group of Five and Director Barnette in favor and Director Cushman and us against — Hucks and Dusenbury voted on their own compensation and contracts);

•	dissolve the Executive Committee; (5-4 vote, with the Group of Five in favor and Directors Barnette, Cushman, and us against);

•	create a new Compensation Committee of the Company and Bank with the authority to determine the compensation and terms of employment of executive officers of the Company and Bank, and appoint Cutts, Lovelace and Smith as the sole members of this Committee; (5-4 vote, with Group of Five in favor and Directors Barnette, Cushman, and us against);

•	create a new Governance and Nominating Committee of the Company and Bank and appoint Cutts and Smith as two of the three members of the Committee; (5-4 vote, with Group of Five in favor and Directors Barnette, Cushman, and us against);

•	amend the Company's Bylaws to:

o	provide that a special meeting of shareholders can be called only by shareholders controlling 50% of the voting shares, rather than the prior requirement of only 10% of the voting shares (this had the effect of making it more difficult for a shareholder to call a special meeting about this or any other matter);
o	raise the percentage of shareholders required to constitute a quorum at a shareholders’ meeting from 1/3 to a majority of the outstanding shares (this had the effect of making it more difficult for a shareholder vote to take place by requiring more shareholder votes to be present);***
o	require a majority of directors to call a special meeting of the Board of Directors instead of the prior requirement of only two Directors (this had the effect of assuring the Group of Five controlled the calling of Board meetings); and
o	raise the number of Directors required to constitute a quorum from 1/3 to a majority of the Directors then serving (this had the effect of the Group of Five’s controlling whether a quorum could be obtained.)*** (5-4 vote, with Group of Five in favor and Directors Barnette, Cushman, and us against).

***These two amendments of the Company’s Bylaws, which the Group of Five proposed and voted to adopt, were in violation of the Company’s Articles of Incorporation that require a favorable vote of 80% of all outstanding shares to amend these two Bylaws.

June 14, 2005: At the meeting of the newly created Compensation Committee, the Committee of Cutts, Lovelace, and Smith approved and authorized the signing of Hucks’ and Dusenbury’s new five-year employment agreements, which provided, among other things, for:

•	Hucks’ base salary of $230,000 a year and Dusenbury’s base salary of $190,000 a year
•	Target Bonus of 25% with possibility of up to 50% for Hucks and Dusenbury; and
•	Golden Parachute provisions providing for Hucks and Dusenbury to receive their base salaries and 25% target bonuses for the term of the agreements, if their employment is terminated during the term of the agreements without cause, if there is a reduction in their base salaries and target bonuses, if there is a substantial alteration of their positions or duties, or if any purchaser of CNB or substantially all of CNB’s assets does not assume the agreements.

June 17, 2005: The Company filed an 8-K with the Securities and Exchange Commission (“SEC”) reporting four amendments to the Bylaws. Thereafter, on June 30, 2006, the Company filed a Form 8-K/A stating that only two of the four amendments were adopted; the Form 8-K/A provided no explanation of the reason for the amendment, as though what happened at the June 14, 2005 meeting had not occurred.

The secret discussions and the Group of Five’s plans, including the proposed long-term employment agreements with “golden parachutes” for Hucks and Dusenbury, were not disclosed to other members of the Board and were not disclosed to you, the shareholders, prior to the shareholders meeting on May 10, 2005 at which Cutts, Hucks, and Smith, were re-elected as directors to terms of three years. We believe this was wrong.

We believe you, as shareholders, and other members of the Board, should have been told what these directors were planning before you voted to elect Cutts, Hucks, and Smith to new three-year terms as directors on May 10, 2005. We also believe the votes taken by the Group of Five on June 14, 2005 are tainted by conflicts of interest and, in the litigation (described below) we are challenging these June 14, 2005 actions.

Compensation of Hucks and Dusenbury

For over ten years the Bank used a Job Evaluation Salary Administration Program (JESAP) to determine employee salaries for the following year. As described in last year’s Proxy Statement, during the compensation decision process, much emphasis was placed on the Bank’s JESAP Committee. This Committee consisted of seven bank officers, including both Dusenbury and Hucks. The JESAP Committee was charged with the responsibility of establishing job position descriptions; applying values to each job position in the form of a salary range; and obtaining salary surveys of a local, regional, and national level to determine that salary ranges are consistent with the industry and peers. The JESAP Committee utilized an independent management consulting firm to aid in this process. For each Bank employee, including the President and all executive officers, a salary minimum, midpoint, and maximum were established. At the Board’s annual strategic planning retreat in September of each year, Hucks presented an overview of the JESAP process with overhead transparencies from the annual JESAP report. These compensation and benefit discussions at the retreats also included executive officer compensation. This JESAP process would result ultimately in the recommendations that would be reviewed by the Executive Committee and be submitted to the Full Board for approval in January.

In January of 2004 and 2005, the Full Board of Directors approved the salaries of Jennings Duncan, Hucks, and Dusenbury. These salaries and the percentage increases for 2005 were as follows:

	2004	2005	Percent Increase
W. Jennings Duncan,	$183,360	$192,072	4.75%
President
Robert P. Hucks, Executive Vice-President	$162,096	$169,800	4.75%
Paul R. Dusenbury, Vice-President and	$150,300	$157,440	4.75%
Treasurer

On June 14, 2005, the Group of Five proposed—and its Compensation Committee of Cutts, Lovelace, and Smith approved—employment agreements and raises for Hucks and Dusenbury. Hucks’ salary was raised from $169,800 to $230,000.

•	Hucks’ $230,000 salary constituted an increase of 41.9% over his annual salary at December 31, 2004. o Hucks’ $230,000 salary constituted an increase of 35.5% over his annual salary approved by the Full Board in January 2005.
•	Hucks, $230,000 salary constituted an increase of 25.4% over the December 31, 2004 annual salary of Jennings Duncan, as President.
•	Hucks’ $230,000 salary constitutes an increase of 19.7% increase over the 2005 annual salary approved by the Full Board in January 2005 of Jennings Duncan, as President.

On June 14, 2005, the Group of Five and its Compensation Committee raised Dusenbury’s salary from $157,440 to $190,000.

•	Dusenbury’s $190,000 salary constituted an increase of 26.4% over his annual salary at December 31, 2004.
•	Dusenbury’s $190,000 salary constituted an increase of 20.7% over his annual salary approved by the Full Board in January 2005.

In the Group of Five’s letter, the Group attempts to justify these raises by reference to a consultant’s report that Jennings Duncan’s 2004 salary was 15.89% below comparable top executives’ salaries at similar-sized financial institutions. However, the Group of Five:

•	does not tell you this consultant's report was the JESAP report;
•	does not tell you this is the same JESAP report described above which was used when the Full Board approved the salaries for officers in January 2005;
•	does not tell you this JESAP report survey on the President/CEO position was not on “similar-sized financial institutions,” but was based upon a single survey of the South Carolina Bankers Association;
•	does not tell you that this JESAP report contained six salary comparisons for various positions, but only one of the six had data on the President/CEO position, the South Carolina Bankers Association survey;

•	does not tell you that in four of the five JESAP report surveys, Huck’s 2004 salary for the Executive Vice-President position ranged from 12.96%, 10.68%, 8.99%, and 5.05% ABOVE the surveys’ averages, and in only one survey was it below the average by 5.93%; and

•	does not tell you that in three of the six JESAP report surveys, Dusenbury’s 2004 salary for the Vice-President/Treasurer position ranged from 24.49%, 17.51%, and 13.92% ABOVE the surveys’ averages, and in the other three surveys ranged from 11.15%, 8.32% and 1.33% below the average.

All of the above JESAP information was available when 2005 officer salaries were approved by the Full Board in January 2005; no new information was presented to support these June 14, 2005 salary increases for Hucks and Dusenbury. In attempting to justify these raises for Hucks and Dusenbury, the Group of Five fails to tell you that the Group of Five was directly involved in the annual JESAP process by which officer salaries were established and approved, either as JESAP Committee members or Board members.

The Group of Five also attempts to justify Hucks’ and Dusenbury’s raises by asserting that Jennings Duncan told some unidentified consultant that he and Willis J. Duncan were essentially “splitting” the salary for the top job. To those who know us, the absurdity of this allegation should be apparent. No such statement was made. Willis J. Duncan was also an employee working two-and-a-half days a week at the Bank and earned the part-time salary that the Full Board approved for his position.

It is not surprising that since June 14, 2005, the Group of Five has hired a consultant whose opinion is that the raises the Group of Five gave Hucks and Dusenbury on June 14, 2005 are within an acceptable range. Even if this were true, that opinion was not available to the Group of Five on June 14, 2005 when it gave these raises to Hucks and Dusenbury. Also, the Group of Five had no data to support that the long-term “golden parachute” employment agreements of Hucks and Dusenbury, which were approved and signed on June 14, 2005, were necessary, reasonable, and fair to either the Company or the Bank or that the contracts were comparable to those of similar executives at similar Banks.

We do not believe these actions in relation to Dusenbury’s and Hucks’ salary and employment agreements are right or qualify as good or best corporate practices. We also believe these actions are tainted by conflicts of interest based upon the Group of Five’s prior planning as to the actions taken at the June 14, 2005 Board meeting.

The Group of Five also did not comply with the regulations of the SEC and file the employment agreements of Hucks and Dusenbury as Exhibits to the Company’s Form 10-Q filed on August 8, 2005 for the quarter ending June 30, 2005. Such a filing would have allowed you, the shareholders, to review the full terms of these Hucks and Dusenbury employment agreements. This was neither right nor was it good corporate practice. The Hucks and Dusenbury employment agreements eventually were filed as Exhibits to the Company’s Form 8-K/A filed on September 12, 2005. This filing did not occur until after we filed our lawsuit on September 6, 2005 in which we noted the failure to file these employment agreements as Exhibits to the Company’s Form 10-Q. The employment contracts filed with the SEC show that, in addition to voting on their own significant compensation increases and long-term “golden parachute” contracts, on June 14, 2005, Dusenbury signed for the Bank and the Company executing the contract in favor of Hucks, and Hucks signed the contract for the Bank and the Company in favor of Dusenbury as authorized by the Group of Five’s plan and actions of June 14, 2005.

Employee Compensation

We believe the employees of the Bank must receive fair and competitive salaries and benefits that allow the Bank to appropriately compensate and retain its employees and attract future employees in the competitive market in which the Bank operates. Only through assuring competitive compensation and benefits can the Bank retain and grow the Bank’s most valuable assets—its employees. As described in more detail above, the JESAP Committee and Full Board were involved in this process annually.

The Group of Five’s letter suggests that it was concerned that employee compensation has trailed the market for a number of years, and if they, the Group of Five, did not address this “pay gap”, the Bank would start to lose good employees. In presenting this concern, the Group of Five ignored the annual JESAP process(3) by which employee salaries were established, as well as their involvement in this process over the past decade, either as JESAP Committee members or Board members.

Similarly, the Group of Five’s professed concern about employee retention also is not supported by the Bank’s historical data. The Bank’s employee turnover rates are substantially below the banking industry rates nationally, regionally, and in the State of South Carolina. Further, the employee turnover rates have gone down each year for the past five years. (as measured as of June 30 of each year from 1999 through 2004). Therefore, we believe this concern over “pay gap” employee turnover is wrong.

The Group of Five asserts “several Directors have heard Willis make statements to the effect that any employee who wanted more money was ‘greedy’.” These Directors are not named nor is it clear what this “to the effect” alleged conversation actually was. The only conversation of this type Mr. Duncan does recall is telling Directors Hucks and Dusenbury that they needed to be careful not to ever become greedy in connection with their requests to receive car allowances, which requests were approved.

Loan Approvals and Credit Committee

The Group of Five criticizes the Bank’s loan approval process and the failure to have the Credit Committee review and approve loans in excess of $300,000. The Group of Five’s letter does not tell you that the Bank’s lending authorities, which they are criticizing, were reviewed and approved by the Loan Committee of the Board, as well as the Full Board. They also fail to mention that Dusenbury, Hucks, and Lovelace were all members of the Loan Committee that voted to approve these lending authorities, both as Committee members and as Board members.

These lending authorities granted to each of us, and to Vice-President Phillip H. Thomas, various lending authorities equal to and in excess of $300,000, and granted the combined authority for us and Mr. Thomas to approve loans up to the Bank’s legal lending limit without either approvals or reference to the Credit Committee, which was

___________
(3)     See discussion of JESAP in the “Compensation of Hucks and Dusenbury” section, beginning at page 10.

a committee of Bank officers. These policies also granted to Jennings Duncan, as President, the authority to veto any Credit Committee approval. Although it is true that the number of Credit Committee meetings were reduced from June 2004 to June 2005, such meetings were reduced because more frequent meetings were deemed to be unnecessary in light of the lending authorities approved by the Full Board and Mr. Thomas’ and our ability to utilize our lending authorities to expedite the loan approval process.

Proven Long-Term Performance

We believe that management for long-term results and growth is in the best interests of the shareholders, employees, and customers. We invite you to review the Company’s long-term performance, set out in the graph below. We believe it speaks for itself. You have a strong Bank, thanks to many years of outstanding employee service, customer support, and sound management.

[GRAPH OMITTED]

Equal Opportunity for Women

The Group of Five’s letter attempts to suggest that we do not believe in equal opportunity for women. This allegation is not only false, but insulting.

We support equal opportunity for everyone regardless of gender, race, age, religion, national origin, or any other basis. To support the suggestion of prejudice, the Group of Five refers to a conversation Smith is alleged to have overheard in which Willis Duncan told “a prominent female Horry County government official” that he could not find a woman qualified to sit on the Board. This is not Mr. Duncan’s recollection of this conversation. While seated at a table during a reception for shareholders following the May 2005 Annual Meeting, Willis Duncan did briefly converse with his friend Ms. Liz Gilland, Chair of the Horry County Council. Mr. Duncan does recall Ms. Gilland asked him when he was going to put a woman on the Board. To this, he quickly asked, “Are you a candidate”? That is the extent of Mr. Duncan’s recollections of any conversations with “a prominent female Horry County government official.”

Additionally, the Group of Five also claims, without explaining, that we had made “statements hostile to naming a woman to the Board.” We were not hostile to considering women for the Board; over the years the Board has considered several women as potential Board candidates, including women candidates suggested by us.

In further support of this unfounded suggestion of prejudice, the Group of Five cites the recent promotion of two women to Vice-President positions in the Bank. The promotion of qualified women must occur when ever it is deserved based upon merit and performance. This is required under the Bank’s long-established policies against discrimination; any other decision would be wrong.

In this allegation, as in the other matters set forth in their letter, the Group of Five ignore the fact that they, too, were Board members and that the Board approved the nominees for director positions and appointed the officers. Long before the Group of Five took control of the Board, women candidates for Board positions had been discussed by the Board, and two women had previously been elected Vice-Presidents by the Full Board.

Technology

The Group of Five suggests that we did not support the Bank’s Technology Mission Statement to further the Bank’s strategic goals. This is simply incorrect.

Several years ago, the Bank created a Strategic Technology Plan. This Plan sets priorities and manages the development and implementation of technological advances in operation of the business of the Bank. The Bank also utilized an EDP (“Electronic Data Processing”) Steering Committee to examine, consider, and report to the Board, through the Audit Committee (consisting of Directors Cushman, Cutts, and Smith), on the implementation of various technologies in the Bank’s business. This Bank Committee consisted of Hucks, Dusenbury, Jennings Duncan, and other officers of the Bank.

As part of this suggestion, the Group of Five asserts that we would not permit loan officers to have individual personal e-mail communication. Although each loan officer did not have his or her own e-mail address, each loan officer did have access to one or more secure e-mail addresses through which to send and receive customer e-mail. Furthermore, the wider availability and distribution of e-mail, and the related concerns regarding information security, system security, customer privacy, and confidentiality, which are central issues in the banking industry, were being studied and evaluated prior to June 14, 2005 for the eventual wider distribution of secure e-mail access within the Bank.

Litigation

The lawsuit we filed against the Group of Five on September 6, 2005 is not about our jobs; it is about what we believe to be the Group of Five’s breach of the duties owed to you, the shareholders, which arose during their secret planning to grab power and the conflicts of interest they created in order to execute on that plan. Because this lawsuit affects the Company and Bank, we were required by law to also name them as “Nominal Defendants” in the case. We seek no relief or damages against the Company or the Bank.

However, we seek relief and damages in favor of the Company and Bank on behalf of shareholders, and ourselves against the Group of Five.

In this lawsuit, claims are asserted: (i) by us as shareholders to remove the Group of Five as directors of the Company and under a South Carolina statute which allows shareholders holding 5% of the Company’s shares to seek removal of directors, if the directors engaged in fraudulent or dishonest acts or gross abuse of authority in discharge of their duties and removal is in the best interest of the Company; (ii) as a shareholder derivative claim, on behalf of the Company, seeking to void certain of the actions taken on June 14, 2005 based upon conflicts of interest and the unfairness of these actions to the Company and Bank; (iii) as a shareholder derivative claim, on behalf of the Company against the Group of Five, alleging they engaged in a civil conspiracy; and (iv) seeking relief on behalf of the Company and Bank to void the actions taken on June 14, 2005, including the employment agreements of Hucks and Dusenbury, and damages and attorney fees against the Group of Five. The lawsuit also includes claims by us against the Group of Five for damages caused by their actions and seeking declaratory judgment that certain of the actions taken on June 14, 2005 were improper and void.

        The Group of Five has filed a countersuit against us for money damages, alleging defamation. We have denied their claim and asserted truth as our defense.

Escorted from the Building

The Group of Five’s suggestion that we wanted anyone to believe that we were forcibly escorted from the building on June 14, 2005 is simply not true. Our letter of September 12, 2005 never stated nor suggested that we had been forcibly removed at the close of that meeting. Rather, the letter tried to succinctly say what happened by stating, “We were asked for our keys to the Bank and escorted out of the building.” Perhaps we could have said: Because they asked for our keys and denied our request to go back to our offices to gather our things, we thereafter had to have a security guard let us out of the building. We attempted only to be succinct, not to mislead.

The only use of the word “forcibly” was in our quote of the “forcibly ousted” language from the Group of Five’s letter requesting our resignations. Our letter of September 12, 2005 stated: “Just minutes prior to the June 14, 2005 meeting, Directors Cutts and Lovelace on behalf of the Group of Five sought to have us resign our positions as Chairman and President and as Directors of the Bank under the threat of being “forcibly ousted.” The Group of Five’s letter of June 14, 2005 from which we quoted the forcibly ousted language stated: “We certainly want to give you and Willis the opportunity to resign, as opposed to being forcibly ousted by the Board.”

Conclusion

As we said in the cover letter to these materials, the current controversy is not something we desired or entered into lightly. However, after careful consideration, we determined that to have remained silent as to the Group of Five’s secret scheme and what occurred would betray the trust you placed in us and our responsibilities to you as directors and fellow shareholders. To remain silent would be to betray the traditions and values we believe you elected us to uphold. To remain silent would be to give up working together with you in building a strong and prosperous future for your Bank.

In our letter of September 12, 2005, we sought your support on a Non-Binding Referendum demanding the Group of Five void certain actions taken on June 14, 2005, and requesting the Group of Five resign their Board seats. On October 6, 2005, we wrote to you and reported that we had received signed copies back from shareholders in support of the Non-Binding Referendum representing more than a majority of the Company’s shares. The Group of Five has not voided the above actions taken on June 14, 2005 or resigned as directors of the Company. Consequently, on February 6, 2006, we gave notice to the Company that at the annual meeting of the Company’s shareholders this May 9, we will nominate for election as directors:

Willis J. Duncan; Edward T. Kelaher; and George F. “Buddy” Sasser.

We proposed Willis Duncan, Ed Kelaher, and Buddy Sasser to be elected for the director positions of Willis J. Duncan; Paul R. Dusenbury; and Richard M. Lovelace, Jr., which expire at the 2006 annual meeting of shareholders. On February 9, 2006, three days after we submitted our nominations, the Company nominated its slate of directors for election for these positions. As shareholders, you are the owners of the Company and need to be heard as to who you want to elect to the Board to manage your Company. We would appreciate your future support for our nominees and not the Company’s nominees for these same positions.

Within the next several weeks, we will file with the SEC, and then send to you, a Proxy Statement and Proxy Card. The Proxy Statement will provide you additional information about our director nominees and the matters to be addressed at the shareholders’ annual meeting. In the meantime, you may receive Proxy Statements and Proxy Cards from the Company. We ask that you not return any Proxy Cards you receive from the Company. After reading the Proxy Statement that we will send you, we will ask that you sign and return to us the Proxy Card that you will receive with our Proxy Statement.

As always, we thank you for your support and encouragement.

If you have questions, please call Jennings Duncan at (843) 248-4119.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

These materials are being sent by Willis J. Duncan and W. Jennings Duncan, who intend to participate in the solicitation of proxies for the election of directors at the Company’s next annual shareholders’ meeting. They intend to file with the SEC a proxy statement and other relevant documents in support. INVESTORS ARE URGED TO READ THE PROXY STATEMENT IF AND WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A description of Willis Duncan’s and Jennings Duncan’s interests in the Company and this solicitation is provided in a Schedule 13D which they filed with the Securities and Exchange Commission on September 6, 2005 and amended on March 21, 2006, which is incorporated herein by reference. You can obtain a copy of the 13D and the proxy statement if and when one is filed by the participants free of charge at the SEC’s website at www.sec.gov. As director nominees, Edward T. Kelaher and George F. “Buddy” Sasser are deemed to be participants in the solicitation. Mr. Kelaher is an attorney in the firm of Kelaher, Connell & Conner, PC and is the minister at All Saints Parish, Waccamaw, Episcopal Church in Pawleys Island, SC. He owns 165 shares of the Company’s common stock. Mr. Sasser, prior to retiring in 1999, among other things coached football at Conway High School, Appalachian State University, Wofford College and East Tennessee State; was athletic director at Conway High School, Wofford College, East Tennessee State and Coastal Carolina University; and was Commissioner of the Big South (NCAA) Conference. He holds 619 shares of common stock of the Company, and his wife holds 665 shares.